SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
   [   ] Preliminary Information Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X] Definitive Information Statement

UNIFIED SERIES TRUST
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total Fee Paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

3 TO 1 DIVERSIFIED EQUITY FUND

A series of Unified Series Trust

c/o Huntington Asset Services, Inc.
2960 N. Meridian Street, Suite 300
Indianapolis, Indiana  46208
(866) 616-4848

Dear Shareholder:

The enclosed document is purely for informational purposes.  You are not being asked to vote or take action on any matter.  The document relates to the appointment of two new investment sub-advisers to the 3 to 1 Diversified Equity Fund (the “Fund”), a series of Unified Series Trust (the “Trust”).

As described in the enclosed Information Statement, on February 7, 2011, the Board of Trustees of the Trust approved the appointment of Loomis, Sayles & Company, L.P. (“Loomis Sayles”) and Victory Capital Management Inc. (“Victory”) as sub-advisers for the Fund.  Envestnet Asset Management, Inc. (“Envestnet”), investment adviser to the Fund, has entered into a Sub-Advisory Agreement with each of Loomis Sayles and Victory, pursuant to which each sub-adviser manages a portion of the Fund’s portfolio.  Each Sub-Advisory Agreement was approved by the Board of Trustees in accordance with an exemptive order granted to the Trust and Envestnet by the Securities and Exchange Commission effective as of December 27, 2007.  The enclosed Information Statement provides more information about Loomis Sayles and Victory.  Please take a few moments to read this document.  Please call (866) 616-4848 if you have any questions or would like additional information.

On behalf of Envestnet and the Fund, I thank you for your continued investment.

Sincerely,
/s/ John C. Swhear
John C. Swhear Senior Vice President Unified Series Trust

3 TO 1 DIVERSIFIED EQUITY FUND

A series of Unified Series Trust

c/o Huntington Asset Services, Inc.
2960 N. Meridian Street, Suite 300
Indianapolis, IN 46208
(866) 616-4848

INFORMATION STATEMENT

NOTICE OF APPOINTMENT OF NEW SUB-ADVISERS

This Information Statement is being mailed on or about June 27, 2011 to shareholders of record as of June 16, 2011 (the “Record Date”).  The Information Statement is being provided to shareholders of the 3 to 1 Diversified Equity Fund (the “Fund”), a series of Unified Series Trust (the “Trust”), an Ohio business trust with principal offices located at 2960 N. Meridian St., Suite 300, Indianapolis, IN 46208.  This Information Statement is being provided in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust and Envestnet Asset Management, Inc. (“Envestnet”), investment adviser to the Fund, received from the U.S. Securities and Exchange Commission (“SEC”) effective as of December 27, 2007.  The exemptive order permits Envestnet, subject to approval of the Trust’s Board of Trustees (the “Board”), to enter into or materially amend sub-advisory agreements without obtaining shareholder approval, provided that an Information Statement is sent to shareholders of the Fund.  The Board reviews the Fund’s sub-advisory agreements annually.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY
OF THIS INFORMATION STATEMENT
This Information Statement is available at www.3to1funds.com

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

Envestnet will bear the expenses incurred with preparing and distributing this Information Statement.  One Information Statement may be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from a shareholder.

YOU MAY OBTAIN A COPY OF THE FUND’S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY VISITING THE FUND’S WEBSITE AT WWW.3TO1FUNDS.COM, BY WRITING TO THE FUND, C/O HUNTINGTON ASSET SERVICES, INC., 2960 N. MERIDIAN ST., SUITE 300, INDIANAPOLIS, IN 46208 OR BY CALLING (TOLL-FREE) (866) 616-4848.

ENVESTNET AND THE ADVISORY AGREEMENT

Envestnet, an Illinois corporation located at 35 East Wacker Drive, Suite 2400, Chicago, Illinois 60601, has served as the investment adviser to the Fund since its inception in 2008.  Envestnet currently serves as the investment adviser to the Fund pursuant to an Investment Advisory Agreement dated July 9, 2010 (the “Advisory Agreement”) with the Trust.  The Advisory Agreement was last submitted to a vote of the shareholders of the Fund on July 9, 2010.  The Advisory Agreement continues in effect for an initial period of two years, and subsequently from year to year only if such continuance is specifically approved at least annually by the Board or by vote of a majority of the Fund’s outstanding voting securities and by a majority of trustees of the Trust who are not parties to the Advisory Agreement or interested persons of any such party, at a meeting called for the purpose of voting on the Advisory Agreement.  The Advisory Agreement is terminable without penalty by the Trust on behalf of the Fund or by vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice when authorized either by a majority vote of the Fund’s shareholders or by a vote of a majority of the Board, or by the Adviser upon 60 days’ written notice, and will automatically terminate in the event of its “assignment,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

To achieve the investment objectives of the Fund, Envestnet utilizes sub-advisers with expertise in various types of investment strategies using a “manager of managers” approach.  Envestnet selects the sub-advisers for the Fund, subject to approval by the Board, and allocates the assets of the Fund among its sub-advisers.  The manager of managers structure enables the Fund to operate with greater efficiency and without incurring the expense and delays associated with obtaining shareholder approval of sub-advisory agreements.

The Advisory Agreement states that, subject to the supervision and direction of the Board, the Manager will provide for the overall management of the Fund including: (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund’s assets and the purchase and sale of portfolio securities for the Fund, including the taking of such steps as may be necessary to implement such advice and recommendations (i.e., placing the orders); (ii) manage and oversee the investments of the Fund, subject to the ultimate supervision and direction of the Board; (iii) vote proxies for the Fund, and take other actions on behalf of the Fund. The Advisory Agreement provides that Envestnet is authorized to delegate its duties under the Advisory Agreement to one or more sub-advisers pursuant to a written agreement under which such sub-advisers shall furnish the services specified in the agreement to Envestnet or the Fund.  The Advisory Agreement provides that Envestnet will continue to have responsibility for all investment advisory services furnished pursuant to any agreement with a sub-adviser.

The Advisory Agreement provides that Envestnet is responsible for providing the personnel, office space and equipment reasonably necessary for the operation of the Fund, the expenses of printing and distributing copies of the Fund’s prospectus, SAI, and sales and advertising materials to prospective investors, the costs of any special Board meetings or shareholder meetings convened for the primary benefit of Envestnet, and any costs of liquidating or reorganizing the Fund.

The Advisory Agreement provides that, in absence of willful misfeasance, bad faith, negligence, or reckless disregard of the duties imposed on Envestnet by the agreements, Envestnet will not be subject to liability to the Trust or the Fund for any act or omission in the course of, or connected with, rendering services under the Advisory Agreement or any losses sustained in the purchase, holding, or sale of any security of the Fund. Obligations of the Trust shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the Trust property.

As compensation for its services, Envestnet receives a monthly fee from the Fund at an annual rate of 1% of the Fund’s average daily net assets.  From the management fees received from the Fund, Envestnet pays the Fund’s sub-advisers a sub-advisory fee.  Envestnet currently utilizes four sub-advisers, all of which are active in managing a portion of the Fund’s assets.  Under the Advisory Agreement, Envestnet monitors the performance of the sub-advisers on an ongoing basis.  Factors Envestnet considers with respect to each sub-adviser include, among others:

•	the qualifications of the sub-adviser’s investment personnel;
•	the sub-adviser’s investment philosophy and process; and
•	the sub-adviser’s long-term performance results.

Each sub-adviser serves pursuant to a separate sub-advisory agreement under which the sub-adviser manages a portion of the Fund’s investment portfolio allocated to it by Envestnet, and provides related compliance and record-keeping services.

BOARD EVALUATION AND APPROVAL OF THE NEW SUB-ADVISORY AGREEMENTS

At a meeting of the Board held on February 7, 2011, the Board, including a majority of the trustees who are not “interest persons” of the Trust under the meaning of the 1940 Act (the “Independent Trustees”), reviewed the various factors relevant to the Board’s consideration of each new sub-advisory agreement and the Board’s legal responsibilities related to such consideration and after analysis and discussion of the factors identified below, approved each Sub-Advisory Agreement.

Loomis, Sayles & Company, L.P.

           (i)           The Nature, Extent and Quality of Services – The Board reviewed the information provided by Loomis Sayles as to the nature of its business, its experience in managing investment accounts, as well the resources proposed to be provided to the Fund.  The Board considered the adequacy of such resources in light of the expected growth in the level of the portion of the Fund’s assets allocated to Loomis Sayles, and whether the resources are sufficient to achieve positive performance, compliance and other needs.  Based on the responses from Loomis Sayles and the assessment and recommendation by Envestnet, the Board determined that Loomis Sayles’ resources appear adequate, and specifically noted that Loomis Sayles would provide the services of three portfolio managers to manage the relevant portion of the Fund.  It noted that Loomis Sayles would also provide the support of seven other personnel, including investment, operations and legal/compliance professionals.  The Board then discussed Loomis Sayles’ large cap value strategy with the proposed portfolio managers.

           The Board noted that Loomis Sayles manages a number of accounts using a large cap value strategy similar to the strategy that it will use to manage the Fund and sought assurances from Loomis Sayles that trades would be allocated fairly among the Fund and the other Loomis Sayles accounts.  The Loomis Sayles representatives assured the Board that trades would be affected in compliance with Loomis Sayles’ trade allocation policy.  The Trust’s Chief Compliance Officer (“CCO”) noted that, as a sub-adviser to the 3 to 1 Strategic Income Fund (the “Income Fund”), an existing series of the Trust, Loomis Sayles had provided its compliance policies and procedures, including its trade allocation policies. The Trust’s CCO confirmed to the Board that Loomis Sayles’ compliance policies and procedures were adequately designed to prevent violation of federal securities laws, that such policies and procedures had been approved by the Board with respect to the Income Fund and recommended that the Board approve such policies and procedures with respect to the Fund.

           (ii)           Performance – The Board then discussed the performance information provided by Loomis Sayles for comparable accounts.  It noted that as of December 31, 2010, Loomis Sayles’ Large Cap Value Composite (gross of fees and expense) had outperformed its benchmark, the Russell 1000 Value Index, for the three- and five-year periods, but had underperformed for the one-year period.  It noted that the Loomis Sayles Value Fund, a mutual fund with a similar strategy to the Fund, outperformed its benchmarks over the past 5-year and 10-year periods ended December 31, 2010, but that its performance was lower than its benchmark over the one-year period.

           (iii)           Fee Rates and Profitability – The Board then compared the proposed sub-advisory fee to those charged by Loomis Sayles to its other accounts. It noted that, at 0.40% on the first $100 million and 0.35% thereafter, the proposed sub-advisory fee was lower than the standard tiered advisory fee schedule charged by Loomis to other accounts with similar investment strategies and at least as low as the advisory fees charged to other mutual funds it managed.  The Board noted that Loomis Sayles expected to incur a loss from managing the Fund in the first year. The Board noted that Envestnet anticipated allocating up to approximately 25% of the Fund’s assets to Loomis Sayles.

Loomis Sayles’ principals advised the Board that it would enter into soft dollar arrangements on behalf of the Fund, but that Loomis Sayles does not anticipate using a broker-dealer affiliated with Loomis Sayles to execute the Fund’s portfolio transactions.

                      The Board reviewed Loomis Sayles’ consolidated audited financial statements, as of December 31, 2008 and 2009 and noted that Loomis Sayles’ financial position was adequate to support its responsibilities to the Fund.

           (iv)           Economies of Scale – In determining the reasonableness of the sub-advisory fee, the Board also considered whether economies of scale will be realized as the Fund grows.  The Trustees noted that the proposed sub-advisory fee includes a breakpoint.

After further review and discussion, the Board determined that the sub-advisory fee proposed to be paid by Envestnet to Loomis Sayles was reasonable, based on the quality of services proposed to be provided by Loomis Sayles to the Fund.

Victory Capital Management Inc.

           (i)           The Nature, Extent and Quality of Services – The Board reviewed the information provided by Victory as to the nature of its business, its experience in managing investment accounts, as well the resources proposed to be provided to the Fund.  The Board considered the adequacy of such resources in light of the expected growth in the level of the portion of the Fund’s assets allocated to Victory, and whether the resources are sufficient to achieve positive performance, compliance and other needs.  Based on the responses from Victory and the assessment and recommendation by Envestnet, the Board determined that Victory’s resources appear adequate, and specifically noted that Victory would provide the services of four portfolio managers to manage the relevant portion of the Fund.

           The Board noted that Victory manages a number of accounts (including another mutual fund) using a similar strategy to the strategy that it will use to manage its allocated portion of the Equity Fund.  The Board sought assurances from Victory that trades would be allocated fairly among the Equity Fund and the other accounts.  Victory assured the Board that trades would be effected in compliance with Victory’s trade allocation policy.  The Board asked the Trust’s CCO to summarize Victory’s compliance policies and procedures, including its trade allocation policies, and make a recommendation to the Board.  The Trust’s CCO represented to the Board that Victory’s compliance policies and procedures were adequately designed to prevent violation of federal securities laws, and he recommended that the Board approve such policies and procedures with respect to the Fund.

           (ii)           Performance – The Board then discussed the performance information provided by Victory for its similarly-managed accounts.  It noted that the Victory Large Cap Growth Composite (gross of fees) had outperformed its benchmark, the Russell 1000© Growth Index each of the past five years.

           (iii)           Fee Rates and Profitability – The Board then compared the proposed sub-advisory fee to those charged by Victory to its other accounts. It noted that, at 0.50% with breakpoints proposed at $30 million (0.45%) and $50 million (0.40%), the proposed sub-advisory fee schedule was lower than the tiered standard fee schedule that Victory offers its other large cap growth accounts.  The Board also noted that while Victory for confidentiality reasons would not share salary and benefit information of its personnel, Victory had reported firm level operating margins that did not appear excessive to the Board.  The Board noted that Envestnet anticipated allocating up to approximately 25% of the Fund’s assets to Victory.

                      The Board noted that Victory stated that it would enter into soft dollar arrangements using brokerage commissions generated by the Fund and its other clients to provide research to Victory that may be beneficial in managing the Fund’s portfolio.  They also noted that Victory had represented that it does not intend to use an affiliated broker-dealer to execute the Fund’s portfolio transactions.

           (iv)           Economies of Scale – In determining the reasonableness of the sub-advisory fee, the Board also considered whether economies of scale will be realized as the Fund grows.  The Trustees noted that Victory had proposed fee breakpoints with respect to Victory’s sub-advisory fee.

                      After further review and discussion, the Board determined that the sub-advisory fee proposed to be paid by Envestnet to Victory Capital Management, Inc. was reasonable, based on the quality of services proposed to be provided by Victory to the Fund.

INFORMATION REGARDING THE SUB-ADVISORY AGREEMENTS

The Board approved each Sub-Advisory Agreement for an initial term of two years.  Thereafter, continuance of each Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.  Each Agreement provides that it will terminate automatically in the event of its “assignment” within the meaning of the 1940 Act.

Each Sub-Advisory Agreement provides that Envestnet will compensate the respective sub-adviser on the basis of the average daily net assets of the Fund allocated to such sub-adviser.  Envestnet compensates each sub-adviser from the management fees that it receives from the Fund.  Generally each sub-adviser will pay all expenses it incurs in connection with its activities under the Sub-Advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.  During the fiscal year ended December 31, 2010, Envestnet paid in the aggregate $205,364 to the Fund’s various sub-advisers.

Each Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or Envestnet, or (ii) by the sub-adviser, all on not less than sixty days’ written notice to the sub-adviser, Envestnet and the Trust.

INFORMATION ABOUT LOOMIS SAYLES

Loomis Sayles is a Delaware partnership with principal offices located at One Financial Center, Boston, MA 02111, and is an SEC-registered investment adviser.  Loomis Sayles manages equity and fixed income strategies for institutional investors and mutual funds.  As of March 31, 2011, Loomis Sayles had approximately $156.3 billion in assets under management.

Loomis Sayles is an indirect subsidiary of Natixis Global Asset Management, L.P., located at 399 Boylston St., Boston, Massachusetts 02116, which is a subsidiary of Natixis Global Asset Management (“NGAM”).  NGAM is an international asset management group located at 21 quai d’Austeriltz, Paris, France.  NGAM is in turn owned by Natixis, 30 avenue Pierre Mendes, Paris, France, a French investment banking and financial services firm.  Natixis is principally owned by BPCE, 50 avenue Pierre Mendes, Paris, France.  BPCE is France’s second largest banking group.

The following table provides information on the principal executive officers and directors of Loomis Sayles:

Name and Address*	Title and Principal Occupation
Robert J. Blanding	Chief Executive Officer
Kevin P. Charleston	Chief Financial Officer
Donald P. Ryan	Chief Compliance Officer
Jean S. Lowenberg	Chief Legal Officer
Daniel J. Fuss	Director
John F. Gallagher	Director
Lauriann C. Kloppenburg	Director
John R. Gidman	Director
*The principal mailing address of each individual is that of Loomis Sayles’ principal offices as stated above.

The individuals below are the co-Portfolio Managers for the segment of the Fund’s assets managed by Loomis Sayles.

Arthur Barry, CFA – Vice President and Portfolio Manager – Mr. Barry has 15 years of investment management experience and joined Loomis, Sayles in 2005.

James Carroll, CFA – Vice President and Portfolio Manager – Mr. Carroll has 34 years of investment management experience and joined Loomis, Sayles in 1996.

Warren N. Koontz, CFA, CIC – Vice President and Portfolio Manager – Mr. Koontz has 25 years of investment experience and joined Loomis, Sayles in 1995.

Other Investment Companies Advised or Sub-Advised by Loomis Sayles.  The table below provides information regarding other investment companies advised by Loomis Sayles having similar investment objectives and policies to those of the Fund.  Loomis Sayles has agreed to waive its management fee and/or to reimburse certain operating expenses of the fund listed below, but only to the extent necessary so that the fund’s total annual operating expenses, with certain exceptions, do not exceed 0.85% and 1.35% of the fund’s average daily net assets for Class Y and Admin Class shares, respectively.

Name of Fund	Net Assets as of March 31, 2011	Advisory Fee Rate
Loomis Sayles Value Fund	$1,320,334,199	0.50%

INFORMATION ABOUT VICTORY

Victory is a New York corporation with principal offices located at 127 Public Square, 20th Floor, Cleveland, OH 44114, and is an SEC-registered investment adviser.  Victory manages equity strategies for institutional investors and mutual funds. As of March 31, 2011, Victory had approximately $35.8 billion in assets under management.

Victory is a wholly owned subsidiary of KeyBank National Association (“KeyBank”), which is a wholly owned subsidiary of KeyCorp.  KeyCorp is publically traded on the New York Stock Exchange under the symbol “KEY”.  Both KeyBank and KeyCorp are located at 127 Public Square, Cleveland, OH 44114.

The following table provides information on the principal executive officers and directors of Victory:

Name and Address*	Title and Principal Occupation
Robert L. Wagner	Chairman
David C. Brown	Co-Chief Executive Officer, Co-President, Chief Operations Officer
Christopher A. Ohmacht	Co-Chief Executive Officer, Co-President
Kenneth F. Fox	Chief Compliance Officer, Director
Richard G. Zeiger	Secretary, Director
Michael Black	Treasurer, Chief Financial Officer
Gregory J. Betchkal	Director
*The principal mailing address of each individual is that of Victory’s principal offices as stated above.

The individuals below are the co-Portfolio Managers for the segment of the Fund’s assets managed by Victory.

Erick F. Maronak – Chief Investment Officer (Large Cap Growth), Senior Portfolio Manager and Senior Managing Director – Mr. Maronak joined Victory and/or an affiliate in 1999 following 10 years prior investment experience.  Prior to joining Victory, he was a Portfolio Manager and the Director of Research in the Campbell, Cowperthwait division of U.S. Trust Company.

Jason E. Dahl, CFA – Portfolio Manager/Analyst, Managing Director – Mr. Dahl joined Victory and/or an affiliate in 1999 following 9 years prior investment experience.  Prior to joining Victory, he was a Portfolio Manager/Analyst in the Campbell, Cowperthwait division of U.S. Trust Company.

Scott R. Kefer, CFA – Portfolio Manager/Analyst, Managing Director – Mr. Kefer joined Victory and/or an affiliate in 1999 following 6 years prior investment experience.  Prior to joining Victory, he held a similar position in the Campbell, Cowperthwait division of U.S. Trust Company.

Michael B. Koskuba – Portfolio Manager/Analyst, Managing Director – Mr. Koskuba joined Victory and/or an affiliate in 1999 following 5 years prior investment experience.  Prior to joining Victory, he was a Portfolio Manager/Analyst in the Campbell, Cowperthwait division of U.S. Trust Company.

Other Investment Companies Advised or Sub-Advised by Victory.  The table below provides information regarding other investment companies sub-advised by Victory having similar investment objectives and policies to those of the Fund.  In each case, a portion of the listed fund’s assets are managed by Victory.

Name of Fund	Net Assets as of December 31, 2010	Sub-Advisory Fee Rate
Wilshire Variable Insurance Trust – Equity Fund	$209,813,485	0.40% on assets up to $100 million; 0.25% on assets above $100 million
Wilshire Large Company Growth Portfolio	$193,910,979	0.30% on assets up to $75 million; 0.25% on assets above $75 million

BROKERAGE COMMISSIONS

During the fiscal year ended December 31, 2010, the Fund paid $61,000 in brokerage commissions.  For the fiscal year ended December 31, 2010, the following transactions were directed to brokers based on research services provided to Envestnet or various sub-advisers of the Fund.

Total Brokerage Transactions Relating to Research Services	Brokerage Commissions Paid Relating to Research Services
$11,391,667	$17,090

During the Fund’s most recent fiscal year, no brokerage commissions were paid to brokers affiliated with either Loomis Sayles or Victory.

ADDITIONAL INFORMATION

ADMINISTRATOR AND TRANSFER AGENT

Huntington Asset Services, Inc., located at 2960 N. Meridian St., Suite 300, Indianapolis, IN 46208, serves as the administrator and transfer agent of the Fund.

PRINCIPAL UNDERWRITER

Unified Financial Securities, Inc., located at 2960 N. Meridian St., Suite 300, Indianapolis, IN 46208, serves as the principal underwriter and distributor for the Fund.

CUSTODIAN

Huntington National Bank, 41 South High Street, Columbus, Ohio 43215, provides custody services for the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report is available on request, without charge, by writing to the Fund c/o Huntington Asset Services, Inc., 2960 N. Meridian St., Suite 300, Indianapolis, IN 46208 or by calling (866) 616-4848.

RECORD OF BENEFICIAL OWNERSHIP

A principal shareholder is any person who owns of record or beneficially 5% or more of the outstanding shares of the Fund.  A control person is one who owns beneficially or through controlled companies more than 25% of the voting securities of the Fund or acknowledges the existence of control.  Shareholders with a controlling interest could affect the outcome of voting or the direction of management of the Fund.  As of the Record Date, the Fund had no control persons or principal shareholders.

As of the date of this Information Statement, the trustees and officers of the Trust as a group did not own any outstanding shares of the Fund.

SHAREHOLDER PROPOSALS

The Fund does not hold annual shareholder meetings.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a shareholder meeting should send their proposals to the Secretary of the Trust, c/o Huntington Asset Services, Inc., 2960 N. Meridian Street, Suite 300, Indianapolis, Indiana 46208.  Proposals must be received in writing a reasonable time prior to the date of a meeting of shareholders to be considered for inclusion in the proxy materials for the meeting.  Timely submission of a proposal does not, however, necessarily mean the proposal will be included.

DELIVERY OF SHAREHOLDER DOCUMENTS

Only one copy of this Information Statement and other documents related to the Fund, such as annual reports, proxy materials, etc., is being delivered to multiple shareholders sharing an address, unless the Trust has received contrary instructions from one or more shareholders.  Shareholders sharing an address who are currently receiving a single copy of such documents and who wish to receive a separate copy of such documents may make such request by contacting the Trust in writing at Unified Series Trust, c/o Huntington Asset Services, Inc., 2960 N. Meridian St., Suite 300, Indianapolis, IN 46208 or by calling (866) 616-4848.  Shareholders sharing an address who are currently receiving multiple copies of such documents and who wish to receive delivery of a single copy of such documents may make such request by contacting the Trust at the same address or telephone number.